UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  May 12, 2011

BELLA PETRELLA’S HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Florida	333-169145	27-0645694
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 South Edison Avenue, Tampa, FL 33606
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 813-258-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

On June 28, 2010, John V. Whitman, Jr., who at that time was one of our directors and president of our controlling stockholder, JVW Entertainment, Inc., signed a Term Sheet with Kodiak Capital Group, LLC in anticipation of an agreement for an equity funding line.  The Term Sheet, among other things, specifically stated that it was for discussion purposes only and subject to mutual agreement on final documentation.  In connection with the execution of the term sheet, JVW Entertainment paid Kodiak Capital the sum of $15,000 in good faith against fees to become due under an Investment Agreement the parties expected to be signed pursuant to the Term Sheet.  The equity line shares were included in our original registration statement on Form S-1.  The Commission notified us that it is against its policy to permit the registration of shares for equity line fundings for issuers without a previously existing market for their common stock, a policy which we believe Kodiak Capital either knew or should have known.  Accordingly, the shares for the equity line funding were removed from registration by Amendment No. 1 of our registration statement.  By letter of counsel dated May 12, 2011, Kodiak Capital demanded payment of $182,000 based on the non-binding Term Sheet.  Following the response of our counsel to Kodiak Capital on May 20, 2011 regarding the features of the Term Sheet and the Commission’s policy, all noted above, a principal of Kodiak Capital called our counsel on May 31, 2011 to advise that Exhibit 1.1 to the original registration statement contained conformed signatures to the Investment Agreement and renewed Kodiak Capital’s demand for payment.  We have determined that neither we, JVW Entertainment nor Kodiak Capital executed and delivered the Investment Agreement notwithstanding the filing of the conformed copy.  We have determined that the addition of the conformed signatures resulted from an error in the process of preparing Exhibit 1.1 for filing.  Furthermore, we have never delivered a conformed copy of the Investment Agreement to Kodiak Capital for any purpose, including the purpose of acknowledging an electronic or a manual signature.  Kodiak Capital has not performed any services as described in either the Term Sheet or the Investment Agreement that would entitle it to claim fees or compensation outside of the Term Sheet and the Investment Agreement.  We do not intend to make any payments to Kodiak Capital and JVW Entertainment has demanded repayment of the $15,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLA PETRELLA’S HOLDINGS, INC.

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.
Chief Executive Officer

June 2, 2011